Exhibit 99.1

News Release

Weatherford Announces Third Quarter 2026 Results
•Third quarter revenue of $1,143 million increased 3% sequentially
•Third quarter operating income of $153 million increased 43% sequentially
•Third quarter net income of $120 million increased 208% sequentially; net income margin of 10.5%
•Third quarter adjusted EBITDA* of $254 million increased 14% sequentially; adjusted EBITDA margin* of 22.2% increased 204 basis points sequentially
•Third quarter cash provided by operating activities of $192 million and adjusted free cash flow* of $155 million
•Shareholder return of $47 million for the quarter, which included dividend payments of $19 million and share repurchases of $28 million
•Completed the acquisition of NCS Multistage Holdings, Inc. (“NCS Multistage”) in a stock-and-cash transaction, strengthening Weatherford’s completions portfolio and expanding capabilities in reservoir diagnostics and well performance solutions
•Secured shareholder approval for the redomestication to Delaware, a strategic initiative expected to generate approximately $20 million to $30 million of annual cash savings beginning in 2027, subject to previously disclosed regulatory and court approvals
•Subsequent to quarter end, issued notice to redeem all of 8.625% Senior Notes due 2030 in an aggregate principal amount of $236 million, further improving gross leverage* and enhancing future adjusted free cash flow conversion*
•Equinor awarded Weatherford a two-year extension and a new offshore completions award, across several strategic frame agreements to provide its integrated completions portfolio for the Statfjord and Oseberg licenses on the Norwegian Continental Shelf

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, October 20, 2026 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the third quarter of 2026.
Revenues for the third quarter of 2026 were $1,143 million, an increase of 3% sequentially and a decrease of 7% year-over-year. Operating income in the third quarter of 2026 was $153 million, an increase of 43% sequentially and a decrease of 14% year-over-year. Net income in the third quarter of 2026 was $120 million, with a 10.5% margin, an increase of 208%, or 697 basis points, sequentially, and an increase of 48%, or 392 basis points, year-over-year. Adjusted EBITDA* was $254 million, with a 22.2% margin*, an increase of 14% or 204 basis points, sequentially, and a decrease of 6% but an expansion of 39 basis points, year-over-year. Basic income per share in the third quarter of 2026 was $1.66, an increase of 200% sequentially and an increase of 47% year-over-year. Diluted income per share in the third quarter of 2026 was $1.66, an increase of 199% sequentially and an increase of 48% year-over-year.
Third quarter 2026 cash flows provided by operating activities were $192 million, an increase of 10% sequentially and an increase of 39% year-over-year. Adjusted free cash flow* was $155 million, an increase of 12% sequentially and an increase of 57% year-over-year. Capital expenditures were $45 million in the third quarter of 2026, an increase of 7% sequentially and an increase of 2% year-over-year.
Girish Saligram, President and Chief Executive Officer, commented, “The One Weatherford team delivered an excellent third quarter, with adjusted EBITDA margin* expanding 204 basis points sequentially to 22.2% and adjusted free cash flow* of $155 million. Even as conflict related operational disruptions in the Middle East weighed on activity levels, the strength of our diversified portfolio, disciplined cost management, and outstanding execution across the organization drove margin expansion and strong cash generation. These results demonstrate the durability of our operating model, agility to pivot in any phase of the cycle, and the earnings potential of the business as activity recovers.
We also made significant progress on our strategic priorities during the quarter. The closing of the NCS Multistage acquisition strengthens our completions portfolio, broadens our technology capabilities, and positions us to realize meaningful cost and commercial synergies. We further enhanced our capital structure by issuing a notice to redeem the remaining $236 million principal amount of our 2030 Senior Notes, reducing future interest expense. Shareholders approved our proposed redomestication to Delaware, an important step toward a simpler, more efficient corporate structure and improved free cash flow generation. Finally, our Enterprise Resource Planning (“ERP”) transformation remains on track, with our first major application launching very smoothly in the third quarter, enabling greater process standardization, simplification, operational efficiency and scalability across the enterprise.
We enter the final quarter of the year with strong momentum to springboard into 2027. While the recent events in the Middle East have dampened expectations of a quick recovery, we still see a meaningful ramp in adjusted EBITDA* in the fourth quarter and are increasing our full year adjusted free cash flow* guidance yet again. We see significant market opportunities for growth heading into 2027 and are very well positioned to capitalize on those.”
*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational & Commercial Highlights
•Equinor awarded Weatherford a two-year extension and a new offshore completions award, across several strategic frame agreements to provide its integrated completions portfolio for the Statfjord and Oseberg licenses on the Norwegian Continental Shelf.
•A major operator awarded Weatherford a 46-unit contract for the supply of Progressive Cavity Pumping systems, a hallmark of our Artificial Lift capability, to support well completions in Venezuela.
•Eldorado Drilling (formerly known as Vantage Drilling) awarded Weatherford a contract to supply a comprehensive Managed Pressure Drilling (“MPD”) equipment package for a 7th-generation ultra-deepwater drillship for a deepwater drilling campaign offshore Indonesia in water depths of approximately 1,700 meters.
•A major operator awarded Weatherford a four-year contract to provide Tubular Running Services (“TRS”) and Intervention Services & Drilling Tools (“ISDT”), expanding our support across offshore exploration, development and decommissioning activities in Australia.
•A National Oil Company (“NOC”) in South-East Asia awarded Weatherford a three-year deepwater liner hanger contract for conventional and expandable liner systems.
•Seplat Energy awarded Weatherford a five-year contract to provide Completions Products and Services, including Gas Lift Solutions, for its shallow offshore operations in Nigeria.
•Brunei Shell Petroleum awarded Weatherford a five-year contract extension for Thru-Tubing Services which covers the delivery of Weatherford’s thru-tubing portfolio across onshore and offshore wells in Brunei, reinforcing a long-standing partnership focused on safe, reliable, and efficient well intervention solutions.
•A major operator awarded Weatherford a 30-month contract to provide MPD services in Argentina.
•Joint Operations (Saudi Arabian Chevron Inc. - Kuwait Gulf Oil Company) awarded Weatherford a four-year contract for ForeSite® and Cygnet® software in Kuwait.
•Kuwait Oil Company awarded Weatherford a five-year contract to provide Directional Drilling, Measurement While Drilling and Logging While Drilling services.
•A major drilling contractor awarded Weatherford a one-year contract to provide integrated services for offshore operations in Mexico.

Technology Highlights
•Drilling & Evaluation (“DRE”)
◦In Thailand, Weatherford deployed its Magnus SakerTM drilling system across six high-temperature well sections, achieving 100% geological target success through single-run shoe-to-shoe operation. The campaign eliminated an additional drilling assembly trip, saved over 100 operational hours, equivalent to over five rig days, and delivered significant customer savings while exceeding the operator’s drilling performance target.
◦In the United Kingdom (“UK”), Weatherford completed the first deployment of its Dual Advanced Kickover Tool technology to replace multiple gas-lift valves in a highly deviated offshore well. The solution completed the work in two intervention runs rather than the four typically required, reducing intervention runs by half, saving rig time and reducing personnel exposure at the wellsite.

•Well Construction and Completions (“WCC”)
◦With our acquisition of NCS Multistage, we now bring into our portfolio a differentiated completions technology platform that has surpassed 500,000 frac stages completed since 2009. During the quarter, we secured a Deepwater Gulf of America award for its frac sleeves and service tools following four years of collaborative development with a major international operator. The award expands our footprint into the offshore market, creates a platform for future growth, and highlights the potential to leverage these technologies across a broader range of completion applications.
◦In Saudi Arabia, Weatherford deployed a three-stage DV (“Differential Valve”) Tool for the cementing of a 9-5/8” casing string for Aramco. An open hole annulus casing packer enabled isolation, allowing higher-density fluids in subsequent stages, while staged tools restored internal gas tight integrity, and a V0-rated packer secured the casing-to-casing annulus, supporting an optimized cement program and long-term well integrity.
◦In Malaysia, Weatherford completed the first Mature Asset Rejuvenation by Surveillance System (“MARS”) deployment of its kind in Asia for Petronas to evaluate a gas-lift well where a restricted internal diameter prevented the use of conventional tools. The technology completed a full diagnostic survey and accurately identified the leak location, enabling multi-point gas-lift injection diagnosis while avoiding alternative intervention methods.

•Production and Intervention (“PRI”)
◦In the U.S., Weatherford completed the first commercial installation of its ForeSite® Power Regenerative System Retrofit on an existing rod-lift well. The system captures and reuses energy generated during each pumping cycle, delivering over 50% in energy savings while lowering operating costs and emissions without requiring replacement of the installed drive.
◦In Colombia, Weatherford completed the world’s first deployment of its SandSureTM XT sand consolidation technology to control sand production without conventional downhole screens. The solution consolidated the sand in place, reducing intervention requirements and lifecycle costs while preserving production performance and improving long-term well reliability.

Corporate Treasury
Debt repayment: On October 20, 2026, Weatherford issued a notice to redeem all of its 8.625% Senior Notes due 2030 (the “2030 Senior Notes”) in an aggregate principal amount of $236 million. The 2030 Senior Notes will be redeemed at 100% of their principal amount, plus accrued and unpaid interest to and including the redemption date of October 30, 2026. The redemption is expected to be funded using cash on hand and is expected to reduce annualized cash interest expense by approximately $20 million. This disclosure does not constitute a notice of redemption with respect to the 2030 Senior Notes.
Credit Ratings: During the third quarter of 2026, Fitch Ratings and S&P Global Ratings revised their outlook on Weatherford to ‘Positive Outlook’ from ‘Stable Outlook’, while affirming the Company’s ‘BB’ credit rating. Moody’s affirmed its ‘Ba2’ rating with a ‘Positive Outlook’. Despite the challenging conditions in the Middle East, these actions recognize Weatherford’s continued improvement in credit profile, supported by a stronger balance sheet, enhanced financial flexibility, and prudent capital allocation.

Shareholder Return
During the third quarter of 2026, Weatherford paid dividends of $19 million and repurchased shares for $28 million, resulting in a total shareholder return of $47 million. During the nine months ended September 30, 2026, Weatherford paid dividends of $59 million and repurchased shares for approximately $54 million, resulting in a total shareholder return of $113 million.
On October 15, 2026, our Board declared a cash dividend of $0.275 per share of the Company’s ordinary shares. The dividend is payable on December 3, 2026, to shareholders of record as of November 6, 2026.

Other Events
The shareholders of Weatherford approved all proposals required to effect the Company’s updated plan of redomestication from Ireland to Delaware, including approval at both the Scheme Meeting and Extraordinary General Meeting. The redomestication remains subject to previously disclosed closing conditions, including sanction by the Irish High Court. Subject to satisfaction of those conditions, the Company expects the transition to become effective during the fourth quarter of 2026. The redomestication shareholder vote marks a significant milestone in Weatherford’s continued transformation and advances the Company’s plan to establish a corporate structure better aligned with its global operations, long-term strategy, and shareholder base. This transaction is expected to generate $20 million to $30 million in annual cash savings beginning in 2027, which we believe is an important contributor to continued improvement in adjusted free cash flow conversion.

Results by Reportable Segment
Drilling and Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Seq.		YoY
Revenue	$331	$291	$346	14%		(4)%
Segment Adjusted EBITDA	$90	$58	$83	55%		8%
Segment Adj EBITDA Margin	27.2%	19.9%	24.0%	726	bps	320	bps

Third quarter 2026 DRE revenue of $331 million increased by $40 million, or 14% sequentially, primarily from higher MPD and Drilling Services activity in Latin America and higher MPD and Wireline activity in the Middle East/North Africa/Asia, partly offset by lower MPD activity in Europe/Sub-Sahara Africa/Russia. Year-over-year DRE revenue decreased by $15 million, or 4%, primarily from lower Wireline and Drilling-related Services activity, partly offset by higher MPD activity in Latin America.
Third quarter 2026 DRE segment adjusted EBITDA of $90 million increased by $32 million, or 55% sequentially, primarily from higher MPD and Drilling Services activity and strong fall through in the Middle East/North Africa/Asia and Latin America, partly offset by lower fall through in North America. Year-over-year DRE segment adjusted EBITDA increased by $7 million, or 8%, primarily from higher fall through in the Middle East/North Africa/Asia and Europe/Sub-Sahara Africa/Russia, partly offset by lower activity and fall through in North America.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Seq.		YoY
Revenue	$450	$433	$468	4%		(4)%
Segment Adjusted EBITDA	$100	$107	$125	(7)%		(20)%
Segment Adj EBITDA Margin	22.2%	24.7%	26.7%	(249)	bps	(449)	bps
Third quarter 2026 WCC revenue of $450 million increased by $17 million, or 4% sequentially, primarily from higher Completions activity in North America and higher Liner Hangers activity in the Middle East/North Africa/Asia, partly offset by lower Completions activity in Latin America. Year-over-year, WCC revenues decreased by $18 million, or 4%, primarily from lower activity in Middle East/North Africa/Asia, partly offset by higher Completions activity in North America and Latin America.
Third quarter 2026 WCC segment adjusted EBITDA of $100 million decreased by $7 million, or 7% sequentially, primarily from lower fall through in North America and lower activity in Europe/Sub-Sahara Africa/Russia, partly offset by higher TRS and Completions activity and fall through in the Middle East/North Africa/Asia. Year-over-year WCC segment adjusted EBITDA decreased by $25 million, or 20%, primarily from lower fall through in North America, partly offset by higher Completions and Cementation Products activity and fall through in Latin America.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Seq.		YoY
Revenue	$314	$316	$326	(1)%		(4)%
Segment Adjusted EBITDA	$73	$70	$59	4%		24%
Segment Adj EBITDA Margin	23.2%	22.2%	18.1%	110	bps	515	bps
Third quarter 2026 PRI revenue of $314 million decreased by $2 million, or 1% sequentially, primarily from lower international Pressure Pumping activity, partly offset by higher Artificial Lift and Subsea Intervention activity in Latin America. Year-over-year PRI revenue decreased by $12 million, or 4%, primarily from lower ISDT and Artificial Lift activity in North America and lower Pressure Pumping and ISDT activity in Latin America, partly offset by higher ISDT and Pressure Pumping activity in Europe/Sub-Sahara Africa/Russia.
Third quarter 2026 PRI segment adjusted EBITDA of $73 million increased by $3 million, or 4%, sequentially, primarily from higher international Pressure Pumping fall through and higher ISDT and Digital Solutions activity and fall through in the Middle East/North Africa/Asia, partly offset by lower fall through in North America. Year-over-year PRI segment adjusted EBITDA increased by $14 million, or 24% primarily from higher activity and fall through in Europe/Sub-Sahara Africa/Russia, and higher fall through in the Middle East/North Africa/Asia, partly offset by lower ISDT and Pressure Pumping activity in Latin America.
Revenue by Geography

	Three Months Ended			Variance
($ in Millions)	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Seq.	YoY
North America	$236	$205	$243	15%	(3)%

International	$907	$900	$989	1%	(8)%
Latin America	225	197	214	14%	5%
Middle East/North Africa/Asia	447	446	533	—%	(16)%
Europe/Sub-Sahara Africa/Russia	235	257	242	(9)%	(3)%
Total Revenue	$1,143	$1,105	$1,232	3%	(7)%
North America
Third quarter 2026 North America revenue of $236 million increased by $31 million, or 15%, sequentially, primarily from higher activity across all reported segments, especially Completions activity in U.S. Land and Canada Land, partly offset by lower Completions activity in U.S. offshore. Year-over-year, North America revenue decreased by $7 million, or 3%, primarily from lower activity in ISDT and Artificial Lift product lines, especially in U.S. Land, partly offset by higher Completions activity.

International
Third quarter 2026 international revenue of $907 million increased by $7 million, or 1% sequentially and decreased by $82 million, or 8% year-over-year.
Third quarter 2026 Latin America revenue of $225 million increased by $28 million, or 14% sequentially, primarily from higher Drilling-related Services and Integrated Services & Projects (“ISP”) activity in Mexico and higher MPD activity in the Caribbean, partly offset by lower Completions and Pressure Pumping activity. Year-over-year, Latin America revenue increased by $11 million, or 5%, primarily from higher MPD activity in the Caribbean and higher Completions activity, partly offset by lower Drilling-related Services activity in Argentina and Mexico.
Third quarter 2026 Middle East/North Africa/Asia revenue of $447 million was largely flat sequentially, as lower ISP activity was partly offset by higher MPD and Liner Hangers activity. Year-over-year, the Middle East/North Africa/Asia revenue decreased by $86 million, or 16%, primarily from subdued activity on account of heightened geopolitical tensions partly offset by higher Cementation Products activity.
Third quarter 2026 Europe/Sub-Sahara Africa/Russia revenue of $235 million decreased by $22 million, or 9% sequentially, primarily from lower activity across the reported segments, partly offset by higher Wireline activity in Europe. Year-over-year, Europe/Sub-Sahara Africa/Russia revenue decreased by $7 million, or 3%, primarily from lower Wireline and Liner Hangers activity, partly offset by higher activity in the PRI segment.

About Weatherford
Weatherford is a global energy services company that helps customers drill smarter, complete wells more effectively, and maximize production across the entire well lifecycle. With a differentiated portfolio of market-leading solutions, integrated technologies, and a broad global customer footprint across six continents, we blend advanced engineering, digital intelligence, and world-class field expertise to reduce risk, improve performance, and maximize the value of customer assets. Together, we elevate every operation, delivering stronger wells, sharper decisions, and better energy for the world. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, October 21, 2026, to discuss the Company’s results for the third quarter ended September 30, 2026. The conference call will begin at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until November 4, 2026, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 855-669-9658 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 2939769. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
Contacts
For Investors:
Luke Lemoine
Senior Vice President, Corporate Development & Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Vice President, Communications, Marketing & Sustainability
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, shareholder return program, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only estimates and may differ materially from actual future events or results, based on factors including but not limited to: global political, economic and market conditions, political disturbances, war or other global conflicts, terrorist attacks, public health issues such as pandemics, changes in global trade policies, tariffs and sanctions, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict, conflicts in the Middle East (including the Iran conflict) or instability in Latin America, including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations (including changes in the regulatory environment) imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to remain competitive, and to address and participate in changes to the market demands, including for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts and our incorporation of artificial intelligence tools; increases in the prices and lead times, and the lack of availability of our procured products and services, including due to macroeconomic and geopolitical conditions such as tariffs and changes in trade policies; our ability to timely collect from customers; our ability to manage our workforce and systems, including the impact of our enterprise resource planning system implementation and business enhancements; our ability to effectively execute our capital allocation framework; our ability to return capital to shareholders, including those related to the timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; the realization of additional cost savings and operational efficiencies, including as a result of our proposed Redomestication from Ireland to Delaware; our ability to receive, in a timely manner and on satisfactory terms, required court approval and to satisfy the other conditions to the proposed Redomestication within the expected timeframe or at all; our ability to realize the expected benefits from the proposed Redomestication; the occurrence of difficulties in connection with the Redomestication, including any costs related thereto; the risk that the proposed Redomestication disrupts current plans and operations; any changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by the tax authorities in Ireland, the United States and other jurisdictions following the proposed Redomestication; the future financial performance of Weatherford following the Redomestication; our ability to successfully integrate NCS Multistage and to achieve the anticipated benefits and synergies of the acquisition within the expected time period or at all.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the U.S. Securities and Exchange Commission (the “SEC”), including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions, Except Per Share Amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenues:
DRE Revenues	$331	$291	$346	$943	$1,031
WCC Revenues	450	433	468	1,326	1,365
PRI Revenues	314	316	326	926	987
All Other	48	65	92	205	246
Total Revenues	1,143	1,105	1,232	3,400	3,629

Operating Income:
DRE Segment Adjusted EBITDA[1]	$90	$58	$83	$220	$226
WCC Segment Adjusted EBITDA[1]	100	107	125	317	371
PRI Segment Adjusted EBITDA[1]	73	70	59	197	184
All Other[2]	10	6	14	29	37
Corporate[2]	(19)	(18)	(12)	(53)	(42)
Depreciation and Amortization	(70)	(71)	(67)	(211)	(193)
Share-based Compensation	(15)	(11)	(10)	(38)	(26)
Gain on Sale of Business	—	—	—	—	70
Restructuring Charges	(6)	(9)	(11)	(28)	(51)
Redomestication	(6)	(12)	—	(30)	—
Other Charges, Net	(4)	(13)	(3)	(20)	(19)
Operating Income	153	107	178	383	557

Other Expense:
Interest Expense, Net of Interest Income of $13, $11, $11, $34, and $36	(15)	(16)	(23)	(48)	(70)
Other Expense, Net	(9)	(16)	(16)	(26)	(61)
Income Before Income Taxes	129	75	139	309	426
Income Tax Provision	(4)	(33)	(52)	(33)	(108)
Net Income	125	42	87	276	318
Net Income Attributable to Noncontrolling Interests	5	3	6	9	25
Net Income Attributable to Weatherford	$120	$39	$81	$267	$293

Basic Income Per Share	$1.66	$0.55	$1.13	$3.71	$4.04
Basic Weighted Average Shares Outstanding	71.9	71.9	71.9	71.9	72.4

Diluted Income Per Share	$1.66	$0.55	$1.12	$3.70	$4.02
Diluted Weighted Average Shares Outstanding	72.2	72.2	72.2	72.2	72.7

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation, restructuring charges and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other includes results from non-core business activities (including integrated services and projects), and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	September 30, 2026	December 31, 2025
Assets:
Cash and Cash Equivalents	$1,161	$987
Restricted Cash	37	55
Accounts Receivable, Net	1,105	1,234
Inventories, Net	861	836
Property, Plant and Equipment, Net	1,160	1,124
Intangibles, Net	288	285

Liabilities:
Accounts Payable	595	650
Accrued Salaries and Benefits	277	285
Current Portion of Long-term Debt	264	30
Long-term Debt	1,216	1,455

Shareholders’ Equity:
Total Shareholders’ Equity	1,992	1,696

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Cash Flows From Operating Activities:
Net Income	$125	$42	$87	$276	$318
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	70	71	67	211	193
Foreign Exchange Losses	5	10	10	11	40
Gain on Disposition of Assets	(15)	(7)	(2)	(28)	(6)
Gain on Sale of Business	—	—	—	—	(70)
Deferred Income Tax Provision (Benefit)	(44)	—	11	(35)	13
Share-Based Compensation	15	11	10	38	26
Changes in Accounts Receivable, Inventory, Accounts Payable, Accrued Salaries and Benefits and Income Taxes Payable	27	64	(69)	65	(116)
Other Changes, Net	9	(16)	24	(35)	10
Net Cash Provided By Operating Activities	192	175	138	503	408

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(45)	(42)	(44)	(141)	(175)
Proceeds from Disposition of Assets	8	6	5	17	11
Proceeds from Sale of Business	—	—	—	—	97
Purchases of Blue Chip Swap Securities	(9)	(11)	(20)	(23)	(103)
Proceeds from Sales of Blue Chip Swap Securities	8	11	20	22	102
Business Acquisition, Net of Cash Acquired	(13)	—	—	(13)	—
Other Investing Activities	(3)	(6)	(7)	(26)	(14)
Net Cash Used In Investing Activities	(54)	(42)	(46)	(164)	(82)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(8)	(9)	(7)	(25)	(80)
Distributions to Noncontrolling Interests	(4)	(5)	(8)	(9)	(16)
Tax Remittance on Equity Awards	(2)	(1)	—	(20)	(20)
Share Repurchases	(28)	(16)	(7)	(54)	(94)
Dividends Paid	(19)	(20)	(18)	(59)	(54)
Other Financing Activities	(1)	2	(7)	—	(13)
Net Cash Used In Financing Activities	$(62)	$(49)	$(47)	$(167)	$(277)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* - Adjusted Free Cash Flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow Conversion* - Adjusted free cash flow conversion* is a non-GAAP measure that is calculated by dividing adjusted free cash flow* by adjusted EBITDA*. Management believes adjusted free cash flow conversion* is useful to assess the level of normalized liquidity generated in the operating cycle. Adjusted free cash flow conversion* should be considered in addition to, but not as a substitute for the GAAP measures described above for the respective components, and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Net Debt* - Net Debt* is a non-GAAP measure that is calculated taking short and long-term debt less cash and cash equivalents and restricted cash. Management believes the net debt* is useful to assess the level of debt in excess of cash and cash equivalents as we monitor our ability to repay and service our debt. Net debt* should be considered in addition to, but not as a substitute for overall debt and total cash and should be viewed in addition to the Company’s results prepared in accordance with GAAP.

Net Leverage* - Net Leverage* is a non-GAAP measure which is calculated by taking net debt* divided by adjusted EBITDA* for the trailing 12 months. Management believes the net leverage* is useful to understand our ability to repay and service our debt. Net leverage* should be considered in addition to, but not as a substitute for, the individual components of above defined net debt* divided by consolidated net income attributable to Weatherford and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Gross Leverage* - Gross Leverage* is a non-GAAP measure which is calculated by dividing total debt by adjusted EBITDA* for the trailing 12 months. Management believes gross leverage* is useful to understand our ability to repay and service our debt. Gross leverage* should be considered in addition to, but not as a substitute for, total debt divided by consolidated net income attributable to Weatherford and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions, Except Margin in Percentages)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenues	$1,143	$1,105	$1,232	$3,400	$3,629
Net Income Attributable to Weatherford	$120	$39	$81	$267	$293
Net Income Margin	10.5%	3.5%	6.6%	7.9%	8.1%
Adjusted EBITDA*	$254	$223	$269	$710	$776
Adjusted EBITDA Margin*	22.2%	20.2%	21.8%	20.9%	21.4%

Net Income Attributable to Weatherford	$120	$39	$81	$267	$293
Net Income Attributable to Noncontrolling Interests	5	3	6	9	25
Income Tax Provision	4	33	52	33	108
Interest Expense, Net of Interest Income of $13, $11, $11, $34, and $36	15	16	23	48	70
Other Expense, Net	9	16	16	26	61
Operating Income	153	107	178	383	557
Depreciation and Amortization	70	71	67	211	193
Other Charges, Net[1]	4	13	3	20	19
Gain on Sale of Business	—	—	—	—	(70)
Restructuring Charges	6	9	11	28	51
Redomestication	6	12	—	30	—
Share-Based Compensation	15	11	10	38	26
Adjusted EBITDA*	$254	$223	$269	$710	$776

Net Cash Provided By Operating Activities	$192	$175	$138	$503	$408
Capital Expenditures for Property, Plant and Equipment	(45)	(42)	(44)	(141)	(175)
Proceeds from Disposition of Assets	8	6	5	17	11
Adjusted Free Cash Flow*	$155	$139	$99	$379	$244
[1]Other Charges, Net in the three and nine months ended September 30, 2026 primarily includes mergers and acquisitions costs. Other Charges, Net in the three and nine months ended September 30, 2025 primarily includes fees to third-party financial institutions related to collections of certain receivables from our largest customer in Mexico and other miscellaneous charges and credits.

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled Continued (Unaudited)

($ in Millions)	September 30, 2026		June 30, 2026		September 30, 2025
Current Portion of Long-term Debt	$264		$30		$126
Long-term Debt	1,216		1,450		1,462
Total Debt	$1,480		$1,480		$1,588

Cash and Cash Equivalents	$1,161		$1,100		$967
Restricted Cash	37		37		64
Total Cash	$1,198		$1,137		$1,031

Components of Net Debt
Current Portion of Long-term Debt	$264		$30		$126
Long-term Debt	1,216		1,450		1,462
Less: Cash and Cash Equivalents	1,161		1,100		967
Less: Restricted Cash	37		37		64
Net Debt*	$282		$343		$557

Net Income for trailing 12 months	$405		$366		$405
Adjusted EBITDA* for trailing 12 months	$1,001		$1,016		$1,102

Net Leverage* (Net Debt*/Adjusted EBITDA*)	0.28	x	0.34	x	0.51	x

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined